SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   ----------

                                 SCHEDULE 13G
                                 (Rule 13d-102)


         INFORMATION TO BE AND INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) and (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                                (Amendment No. 2)


                              PRIME CELLULAR, INC.
                                (Name of Issuer)

                         COMMON STOCK,, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   000741916
                                 (CUSIP Number)


                                January 16, 1998
             (Date of Event Which Requires Filing of This Schedule)


Check the following box to designate the rule pursuant to which this Schedule is filed:

     |_| RULE 13d-1(b)

     |X| RULE 13d-1(c)

     |_| RULE 13d-1(d)


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The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

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CUSIP No. 000741916                       13G                  Page 2 of 5 Pages
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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       FREDERICK ADLER


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   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]
       N/A

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   3.  SEC USE ONLY




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   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America


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   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            502,173
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             Not Applicable
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             502,173
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       Not Applicable

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   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       502,173

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  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.18% (as of March 31,1998)


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  12.  TYPE OF REPORTING PERSON*

       IN


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                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 5 Pages

Item 1(a).        Name of Issuer:

                    PRIME CELLULAR, INC.
                    A Delaware corporation ("Prime")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                    100 First Stamford Place
                    Stamford, CT 06902

Item 2(a).        Name of Person Filing:

                    This Schedule 13G is filed on behalf of Frederick R. Adler (the "Reporting Person").

Item 2(b).        Address of Principal Business Office, or if None, Residence:

                    1520 South Ocean Blvd.
                    Palm Beach, FL 33480

Item 2(c).        Citizenship:

                    United States of America

Item 2(d).        Title of Class of Securities:

                    Common Stock, $.01 par value

Item 2(d).        CUSIP Number:

                    000741916

Item 3.           Type of Reporting Person:

                    (a) - (h): Not Applicable

Item 4.           Ownership.

                    (a)  Amount beneficially Owned:

                         The Reporting Person beneficially owns 502,173 shares of Common Stock.

                    (b)  Percent of class:

                         11.18%

                    (c)  Number of shares as to which such person has:


                               Page 3 of 5 Pages

                   (i)  Sole power to vote or to direct the vote:

                        502,173

                   (ii) Shared power to vote or to direct the vote:

                        Not Applicable

                   (iii) Sole power to dispose or to direct the disposition of:

                        502,173

                   (iv) Shared power to dispose or to direct the disposition of:

                        Not Applicable

Items 5-9. Not Applicable

                               Page 4 of 5 Pages

Item 10. By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                  SIGNATURE


          After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: April 20, 1998

                                              /s/ Frederick R. Adler
                                              ----------------------------------
                                              FREDERICK R. ADLER


                                Page 5 of 5 Pages